Exhibit 99.1

Post Holdings Announces Commencement of Senior Notes Offering

St. Louis, Missouri—August 7, 2017—Post Holdings, Inc. (NYSE:POST) (the “Company” or “Post”) today announced it intends to commence a private offering to eligible purchasers, subject to market and other conditions, of $500.0 million in aggregate principal amount of 5.75% senior notes due 2027 (the “Notes”).

The Notes are being offered as additional notes under an existing indenture pursuant to which the Company previously issued $750.0 million in aggregate principal amount of 5.75% senior notes due 2027 (the “Existing Notes”). The Notes to be issued in this offering will vote together with and will constitute part of the same series as the Existing Notes. The Notes will be unsecured unsubordinated obligations of the Company and will be guaranteed by the Company’s material domestic subsidiaries (other than certain excluded subsidiaries).

The Company intends to use the net proceeds from the proposed offering for general corporate purposes, which could include, among other things, financing acquisitions, repayment of indebtedness, working capital and capital expenditures. The final terms and amounts of the Notes are subject to market and other conditions, and may be materially different than expectations.

The Notes and the related subsidiary guarantees are being offered to persons reasonably believed to be qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related subsidiary guarantees have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Cautionary Statement on Forward-Looking Language

Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the offering and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. There can be no assurance that the proposed transactions will be completed as anticipated or at all.

Contact:

Investor Relations

Brad Harper

brad.harper@postholdings.com

(314) 644-7626